Exhibit 10.3

SECOND AMENDMENT OF EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT OF EMPLOYMENT AGREEMENT (this “Second Amendment”) between Aspira Women’s Health Inc., a Delaware corporation (the “Company”), and Nicole Sandford (“Executive,” and together with the Company, the “Parties”) is effective as of September 1, 2024 (the “Second Amended Restated Effective Date”).

WHEREAS, the Company and Executive entered into an Employment Agreement on March 1, 2022 (“Employment Agreement”) and an Amended and Restated Employment Agreement on March 1, 2023 (“Restated Agreement”); and

WHEREAS, the Parties now desire to enter into this Second Amendment of, which supersedes and replaces the Restated Agreement with respect to the provisions set forth below.

NOW, THEREFORE, in consideration of these premises and the covenants set forth below, and for good and valuable consideration, Executive and Company hereby amend the Restated Agreement as follows:

This Second Amendment is effective beginning on the date hereof and shall terminate on December 31, 2024 after which the terms herein shall revert to the terms set forth in the Restated Agreement.

AMENDMENT

2. Compensation: Base and Bonus/Commission: The Company will pay Executive a base salary of four hundred thousand dollars ($400,000) on an annualized basis, payable in accordance with the Company’s standard payroll policies, including compliance with applicable tax withholding requirements based on Executive’s state of residence. In addition, Executive will be eligible for an annual cash bonus of up to three hundred and seventy-five thousand ($375,000)), for the achievement of reasonable Company goals defined by the Company’s Board of Directors. The exact payment terms of a bonus, if any, are to be set by the Compensation Committee for approval by the Board of Directors in its sole discretion.

3. Equity: The Company shall grant Executive a restricted stock unit (“RSU”) award with an aggregate grant date fair value of $25,000 on September 1, 2024 (not to exceed 25,000 shares). RSUs will be issued with the right to sell shares sufficient to cover tax withholding and will vest on December 31, 2024. Grants of RSUs under the terms of this agreement are subject to the availability of shares under the 2019 Employee Stock Plan.

5. Termination without Cause or for Good Reason. For avoidance of doubt, in the event the Company terminates Executive’s employment for reasons other than for Cause (as defined in the Employment Agreement) or Executive terminates her employment for Good Reason (as defined in the Employment Agreement) at any time following the Restated Effective Date, and provided that Executive signs and does not revoke a standard separation agreement release of all claims against the Company, in a form reasonably satisfactory to the Company, does not breach any provision of this Agreement (including but not limited to Section 10 and Section 11 of the Employment Agreement), and continues to comply with the PIIA, as hereinafter defined, Executive shall be entitled to receive, subject to Section 13 of the Employment Agreement:

1.
continued payment of the annualized base salary of $500,000 a period of nine months following the date of termination (the “Severance Period”), to be paid periodically in

Exhibit 10.3

accordance with the Company’s standard payroll practices, provided that Executive shall immediately repay to the Company any amounts that Executive receives hereunder if within sixty days following termination of Executive’s employment that Executive either has failed to execute the standard release described above or has revoked the general release after Executive executes it; and

1.
immediate vesting of any unvested shares issued under Section 3. of this Second Amendment.

1.
receipt of any bonus described in Section 2 of this Second Amendment Agreement, on a prorated basis, for any partial annual period prior to termination.

Except as specifically amended hereby, all other terms and provisions of the Restated Agreement remain in full force and effect.

This Second Amendment may be executed in two or more counterparts, each and all of which shall be deemed an original and all of which together shall constitute one and the same instrument. The exchange of executed counterparts of this Second Amendment or of signature pages by facsimile or other electronic transmission shall constitute effective execution and delivery of this Second Amendment, and such counterparts may be used in lieu of the original for all purposes.

Accepted to and Agreed to by Aspira Women’s Health:

By: /s/ Jannie Herchuk

Title: Chair of the Board

Date: August 12, 2024

Accepted to and Agreed to by Nicole Sandford:

By: /s/ Nicole Sandford

Title: Chief Executive Officer

Date: August 12, 2024